Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-164506) pertaining to the Symetra Financial Corporation Equity Plan and the Symetra Financial Corporation Employee Stock Purchase Plan of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedules of Symetra Financial Corporation, and the effectiveness of internal control over financial reporting of Symetra Financial Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Seattle Washington

February 29, 2012